Exhibit 23




                 CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
MidAmerica Bancorp:


We consent to incorporation by reference in the Registration Statements No. 2-92270, No. 2-99495, No. 33-42989, and No. 333-
45091 on Forms S-8 of MidAmerica Bancorp of our report dated January 23, 1998, relating to the consolidated balance sheets of MidAmerica Bancorp and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the 1997 annual report to shareholders, which is incorporated by reference in the December 31, 1997 Form 10-K of MidAmerica Bancorp.




Louisville, Kentucky               /s/ KPMG Peat Marwick LLP
March 23,1998